Exhibit 23(a)1








CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 2-78617, 33-54115, 33-58371, 33-60427, 333-31808, 333-44127, 333-73462,
333-110557, 333-110559, and 333-118061 on Form S-8 and Registration Nos.
33-3546, 333-09077, 333-64871, 333-65178 and 333-101349 on Form S-3 of our
reports dated February 28, 2005, relating to the consolidated financial statements (which report expresses an unqualified opinion and includes an explanatory paragraph concerning the adoption of a new accounting principle in
2003) and financial statement schedule of Southern Company and management's report of the effectiveness of internal control over financial reporting, appearing in this Annual Report on Form 10-K of Southern Company for the year ended December 31, 2004.

/s/Deloitte & Touche LLP

Atlanta, Georgia
February 28, 2005